EXHIBIT 99.1

PharmChem Announces NASDAQ Determination

HALTOM CITY, Texas, July 15, 2003 (PRIMEZONE) -- PharmChem Inc. (Nasdaq:PCHM) today announced that on July 11, 2003, the Company received a Nasdaq Staff determination letter stating that it had evidenced compliance with the $1 million minimum market value requirement for its publicly held shares, as required by Marketplace Rule 4310(c)(7) for continued listing on the Nasdaq SmallCap Market. However, the Company is no longer in compliance with the $1 minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4). The Company had previously been provided until July 7, 2003 to regain compliance with the $1 minimum bid price rule.

The Company will appear at a hearing on July 17, 2003 before a Nasdaq Listing Qualification Panel (the "Panel"), to review the Staff determination. The request for a hearing stays the delisting of the Company's securities, pending a hearing by the Panel. There can be no assurance the Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market.

PharmChem is a leading independent laboratory, providing integrated drug testing services to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

CONTACT:  PharmChem Inc.
          Joseph W. Halligan
          President and CEO
          (817) 605-6601

          David A. Lattanzio
          Vice President and CFO
          (817) 605-6602